EXHIBIT 10.20



                    BALLY TOTAL FITNESS HOLDING CORPORATION
                                1997 BONUS PLAN


                                   ARTICLE I

                                    PURPOSE

      The purpose of this Plan is to provide an additional performance incentive for certain senior management and other key employees of the Company for calendar years 1997, 1998 and 1999.

                                  ARTICLE II

                                  DEFINITIONS

      2.1   BOARD.  The Company's board of directors.

      2.2 BONUS AMOUNT. The aggregate bonus amount payable to Pool One Participants or Pool Two Participants, as the case may be, for a Plan Year.

      2.3   COMMITTEE.  The Compensation Committee of the Board.

      2.4   COMPANY.  Bally Total Fitness Holding Corporation.

      2.5 EBITDA. The Company's earnings for a Plan Year before interest, taxes, depreciation and amortization, as determined by the Company's chief financial officer based on the Company's audited financial statements in accordance with generally accepted accounting principles.

      2.6 EBITDA INCREASE. The dollar amount (not below zero) by which the Company's EBITDA for a Plan Year exceeds the Company's EBITDA for the immediately preceding calendar year.

      2.7 PARTICIPANT. An individual eligible to participate in the Plan for a Plan Year pursuant to Section 3.1.

      2.8 PARTICIPATION PERCENTAGE. The portion (expressed as a percentage) of Pool One or Pool Two payable to a Pool One Participant or a Pool Two Participant, respectively, for a Plan Year, subject to the requirements of
Article IV.

      2.9   PLAN.  This Bally Total Fitness Holding Corporation 1997 Bonus Plan.

      2.10  PLAN YEAR.   Each of the 1997, 1998 and 1999  calendar years.

      2.11  POOL ONE.  Ten Percent (10%) of the EBITDA Increase for a Plan Year.

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      2.12  POOL ONE PARTICIPANT.  Each Participant identified as a Pool One
Participant for a Plan Year pursuant to Section 3.1.

      2.13  POOL TWO.   Six Percent (6%) of the EBITDA Increase for a Plan Year.

      2.14  POOL TWO PARTICIPANT.   Each Participant identified as a Pool Two
Participant for a Plan Year pursuant to Section 3.1.

      2.15 SECTION 162(M). Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder.


                                  ARTICLE III

                                  ELIGIBILITY
                                      AND
                           PARTICIPATION PERCENTAGES

      3.1 COMMITTEE DETERMINATION OF ELIGIBILITY. Based upon the recommendation of the Company's management, the Committee shall identify the Participants for each Plan Year, with a breakdown showing the Pool One Participants, the Pool Two Participants. Each Participant's Participation Percentage for the Plan Year shall be initially determined by the Committee within a range of participation by March 15 of the Plan Year and finally determined within the range of participation by the Committee by February 28 of the year following the Plan Year. In making the determination under the preceding sentence, the Company's management and the Committee shall adhere to the following guidelines:

            (a) Pool One Participants shall be limited to the Company's senior executive management and senior administrative directors;

            (b) Pool Two Participants shall be limited to the Company's senior area management;

            (c) Participation Percentages shall be based upon the Participant's responsibilities and contribution for the Plan Year; and

            (d) The Participation Percentages for the Plan Year shall be awarded in a manner such that: (i) the sum of the Participation Percentages relating to Pool One shall not exceed One Hundred Percent (100%); and (ii) the sum of the Participation Percentages relating to Pool Two shall not exceed One Hundred Percent (100%).

      The determination of the Committee under this Section shall be conclusive and shall remain in effect until participation ceases under Section 3.2.

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
      3.2 CESSATION OF PARTICIPATION. A person shall cease to be a Participant immediately upon termination of employment with the Company for any reason whatsoever. A person who has ceased to be a Participant shall forfeit entitlement to future payments hereunder to the extent provided in Section 4.2.


                                  ARTICLE IV

                                BONUS PAYMENTS

      4.1 AGGREGATE BONUS AMOUNT. The aggregate Bonus Amount payable hereunder for a Plan Year shall be determined separately for Pool One and Pool Two as follows:


      Plan Year   Pool One Bonus Amount           Pool Two Bonus Amount
      ---------   ---------------------           ---------------------

      1997        50% of Pool One for 1997        50% of Pool Two for 1997

      1998        50% of Pool One for 1997 plus   50% of Pool Two for 1997 plus
                  50% of Pool One for 1998        50% of Pool Two for 1998

      1999        50% of Pool One for 1998 plus   50% of Pool Two for 1998 plus
                  100% of Pool One for 1999       100% of Pool Two for 1999


      4.2 BONUS PAYMENTS. Each Pool One Participant's share of the Bonus Amount for a Plan Year shall equal the individual's Participation Percentage for the Plan Year multiplied by the Pool One Bonus Amount for such Plan Year. Each Pool Two Participant's share of the Bonus Amount for a Plan Year shall equal the individual's Participation Percentage for the Plan Year multiplied by the Pool Two Bonus Amount for such Plan Year. The amount payable to Pool One Participants and Pool Two Participants for a Plan Year under the preceding provisions of this Section shall be paid by the March 15th of the calendar year next following the end of such Plan Year. Anything contained herein to the contrary notwithstanding: (a) if a Participant for a Plan Year ceases to be employed by the Company (for any reason whatsoever) during such Plan Year, the person shall forfeit all rights to bonus payments hereunder for such Plan Year and any subsequent Plan Year; and (b) a person's status as a Participant and Participation Percentage for the 1997 or the 1998 Plan Year shall not provide the person with any rights with respect to the portion of Pool One or Pool Two, as the case may be, carried over and used in determining the Bonus Amount for a following Plan Year.

      4.3 TAXES AND WITHHOLDING. If a Participant becomes entitled to receive cash or other taxable income pursuant to this Plan, the Company shall have the right to withhold from the amount the Company would otherwise be required to pay to the Participant pursuant to this Plan, the amount of any taxes which the Company is or will be required to withhold under the applicable federal, state

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and local income and employment tax laws. Further, the Company may elect to deduct such taxes from any other amounts payable at any time thereafter in cash or otherwise to the Participant.

      4.4 SECTION 162(M) LIMITATION. To the extent that Section 162(m) would operate to limit the Company's federal income tax deduction for remuneration with respect to a person otherwise entitled to payment hereunder, payments under this Plan shall be deferred until Section 162(m) no longer operates to limit such deduction. Only the amount in excess of the Section 162(m) limit is to be deferred. Payment of the deferred amount(s) shall occur in the following calendar year (or, if necessary, each subsequent calendar year) to the extent such payment, when added to other remuneration subject to the Section 162(m) limit for such year, does not exceed such limit. Amounts deferred by reason of this Section shall be credited with interest at the prime rate (as reported in The Wall Street Journal) plus one percent (1%) per annum, compounded monthly. In administering the deferral mechanism of this Section, the determinations by the Company shall be final; however, the Company shall act promptly in making its determinations hereunder and shall not unnecessarily delay payment of the deferred amounts. Amounts deferred hereunder shall not be forfeited for any reason, including, without limitation, termination of employment.


                                   ARTICLE V

                                   AMENDMENT
                                      AND
                                  TERMINATION

      5.1 AMENDMENT. The Board may amend this Plan in any manner at any time and from time to time; provided, however, that any amendment adversely affecting the rights of a Participant concerning bonuses for the Plan Year during which the amendment is adopted, or any prior Plan Year, shall not be effective without the written consent of the Participant so affected.

      5.2 TERMINATION. The Board may terminate this Plan at any time; provided, however, that the termination shall not be effective for the Plan Year during which the termination is adopted, or for any prior Plan Year, without the written consent of each Participant.


                                  ARTICLE VI

                                 MISCELLANEOUS

       6.1 STATUS OF OBLIGATION. No person or entity (including, without limitation, the heirs, successors or assigns of any Participant) shall acquire any beneficial interest in an amount under this Plan prior to the time when the amount becomes payable. The Company's obligation under this Plan is not funded or secured in any way and a Participant's rights hereunder are no greater than those of a general creditor of the Company.

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      6.2   SPENDTHRIFT CLAUSE. No amount provided under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void, except as required by law. Further, no such amount shall be liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant, except as required by law.

      6.3   NO EMPLOYMENT ARRANGEMENT.   The adoption and maintenance of this
Plan shall neither be nor be deemed an employment contract or arrangement between the Company and any Participant.

      6.4 TITLES AND HEADINGS. The titles or headings of the Sections and Articles hereof are included solely for convenience and, in the event of any conflict between such titles or headings and the text, the text shall control.

      6.5   GOVERNING LAW.   This Plan shall be governed and construed in
accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

      6.6 INTERPRETATION OF PLAN. The Committee, in its sole discretion, shall have full authority to interpret this Plan and to determine all matters whatsoever relating to the administration of this Plan.


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